Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
Office: 717-291-2616

Shreiner to retire from Fulton Financial Corporation after nearly 40 years of service

(October 2, 2014) – James E. Shreiner, senior executive vice president at Fulton Financial Corporation (Nasdaq: FULT), has informed the corporation of his plan to retire, effective December 31, 2014. Upon his retirement, Shreiner’s responsibilities will be assumed by several current members of Fulton Financial Corporation’s senior management team.

Shreiner joined Fulton Bank, N.A., now a subsidiary of Fulton Financial Corporation, in 1975 as a member of the bank’s Management Training program. In his nearly 40-year career with the company he has served in many roles including manager of Corporate Services, senior lending officer and manager of Operations, including responsibility for Human Resources. In 1990, he was promoted to executive vice president and named to Fulton Bank’s senior management team. In this role, he was responsible for the bank’s Operations and Information Technology functions, as well as its Consumer Lending and Leasing divisions. In 2000, Shreiner was promoted to executive vice president of Fulton Financial Corporation, and in 2006, he was named to the position of senior executive vice president and joined the corporation’s senior management team.

Shreiner has been instrumental in managing and coordinating strategic initiatives that have enhanced the operational structure of the corporation and allowed the organization to keep step with fast-paced changes in technology. Over the years, his contributions have enabled Fulton Financial Corporation’s subsidiary banks to offer more convenient, technology-based financial products to match changing customer preferences.

“Our board of directors and senior management team recognize the significant accomplishments Jim has made that have helped our Corporation grow in a very competitive marketplace,” said E. Philip Wenger, chairman, president and CEO of Fulton Financial Corporation. “His expertise in the areas of internal operations and bank technology has benefited both our customers and employees. We thank Jim for his many contributions, for his leadership, and for the positive example he set for our team over the past four decades, and we wish him a long and very happy retirement.”

Shreiner has devoted considerable time to the community and has served in numerous volunteer positions at educational, professional and charitable organizations in Central Pennsylvania. He currently serves on the Pennsylvania Banker’s Association board of directors as well as the board of trustees at Elizabethtown College, where he is also immediate past-chair of the Board. Shreiner also serves on the board of the Jaycee-HDC, Inc., a senior housing project in downtown Lancaster. In the past, he chaired fundraising campaigns for the United Way of Lancaster County, the Fulton Theatre, Manheim Township Library Building Campaign, as well as the Hoover Business Building Complex for Elizabethtown College. Shreiner is also a past board member of the Electronic Payments Network (EPN) based in New York City.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

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